Exhibit 10.5

THE NEW HOME COMPANY INC.
NON-EMPLOYEE DIRECTOR COMPENSATION
At a meeting of the Board of Directors (the “Board”) of The New Home Company Inc. (the “Company”) held April 30, 2019, the Board approved the following Non-Employee Director Compensation Program for payment of the Company’s non-employee directors (“Directors”). The cash and equity compensation described below shall be paid or be made, as applicable, automatically and without further action of the Board.
Effective as of April 30, 2019, until amended, modified or terminated by the Board in the future at its sole discretion:
Cash Compensation
All annual retainers will be paid in cash quarterly in arrears promptly following the end of the applicable calendar quarter, but in no event more than sixty (60) days after the end of such quarter. The Directors are entitled to receive annual retainers in the following amounts, pro-rated for any partial year of service:

Director:	$45,000
Audit Committee:	$25,000	(Chair); $10,000 (Other Members)
Compensation Committee:	$18,000	(Chair); $9,000 (Other Members)
Nominating and Corporate Governance Committee:	$15,000	(Chair); $6,000 (Other Members)
Related Party Review Committee:	$16,000	(Chair); $8,000 (Other Members)
Lead Independent Director:	$25,000

Equity Compensation

Each Director who is serving on the Board as of the date of each annual meeting of the Company’s stockholders and who is re-elected for another year of service as a Director at such annual meeting shall be granted restricted stock units with a value of $60,000 on the date of the applicable annual shareholder meeting (the “Annual Grant”).

Each Annual Grant will vest in full on the earlier of (i) the date of the next annual meeting of the Company’s stockholders following the applicable grant date (it being understood that the Annual Grant shall vest on the date of such annual meeting whether or not the Director is re-elected at such meeting, so long as the Director serves through such meeting) and (ii) the first anniversary of the applicable grant date, subject in each case to continued service.

The Annual Grants will be granted under and shall be subject to the terms and provisions of the Company’s 2016 Incentive Award Plan or any other applicable Company equity incentive plan then-maintained by the Company.
Other
The Company reimburses Directors for reasonable out-of-pocket expenses incurred in connection with the performance of their duties as directors, including without limitation travel expenses in connection with their attendance in-person at Board and committee meetings. Each member of the Board that is an employee of the Company will not receive any compensation for their services as a director.